Filed Pursuant to Rule 424(b)(2)
Registration No.  333-251271
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 10, 2020)
$1,700,000,000

$1,300,000,000 5.900% Notes due 2024
$400,000,000 6.102% Notes due 2026
Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise,” “we” or “us”) is offering $1,300,000,000 aggregate principal amount of its 5.900% notes due 2024 (the “2024 notes”) and $400,000,000 aggregate principal amount of its 6.102% notes due 2026 (the “2026 notes” and, together with the 2024 notes, the “notes”). The 2024 notes will bear interest at a rate of 5.900% per annum. The 2026 notes will bear interest at a rate of 6.102% per annum. We will pay interest semi-annually on the notes on each April 1 and October 1, beginning on October 1, 2023. The 2024 notes will mature on October 1, 2024, and the 2026 notes will mature on April 1, 2026.
We may redeem some or all of either series of notes at any time at the redemption prices described under “Description of the Notes—Redemption—Optional Redemption.”
If a Change of Control Repurchase Event (as defined herein) with respect to a series of notes occurs, we may be required to offer to purchase such series of notes from holders. See “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control.” The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. There is no sinking fund for either series of notes. The notes are not and will not be listed on any securities exchange or quoted on any automated quotation system.
See “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.
	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Hewlett Packard Enterprise(1)
Per 2024 note	99.934%	0.100%	99.834%
2024 notes total	$1,299,142,000	$1,300,000	$1,297,842,000
Per 2026 note	99.997%	0.250%	99.747%
2026 notes total	$399,988,000	$1,000,000	$398,988,000
Total	$1,699,130,000	$2,300,000	$1,696,830,000
(1)	Plus accrued interest, if any, from March 21, 2023 if settlement occurs after that date.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the notes in book-entry form only will be made through The Depository Trust Company for the benefit of its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about March 21, 2023.
Joint Book-Running Managers
J.P. Morgan	HSBC	NatWest Markets
Co-Managers
BNP PARIBAS	BofA Securities	Citigroup	Wells Fargo Securities
Deutsche Bank Securities	Mizuho	Santander	TD Securities
Barclays	Goldman Sachs & Co. LLC	ING	Loop Capital Markets	SOCIETE GENERALE	US Bancorp
ANZ Securities	Credit Agricole CIB	Siebert Williams Shank	Standard Chartered Bank
The date of this prospectus supplement is March 7, 2023.

Prospectus Supplement
Prospectus
You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the notes covered by this prospectus supplement in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the notes. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement.
You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Information Incorporated by Reference.”
In this prospectus supplement and the accompanying prospectus, unless otherwise specified or unless the context otherwise requires, references to “USD,” “dollars,” “$” and “U.S.$” are to U.S. dollars, and references to “Hewlett Packard Enterprise,” “HPE,” “we,” “us” or “our” refer to Hewlett Packard Enterprise Company, and not to any of our subsidiaries, unless otherwise indicated.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain, or will contain, forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise Company and its consolidated subsidiaries (“Hewlett Packard Enterprise”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe”, “expect”, “anticipate”, “intend”, “will”, “estimates”, “may”, “likely”, “could”, “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to the scope and duration of the novel coronavirus pandemic (“COVID-19”), other outbreaks, epidemics, pandemics, or public health crises, and the ongoing conflict between Russia and Ukraine, our actions in response thereto, and their impacts on our business, operations, liquidity and capital resources, employees, customers, partners, supply chain, financial results, and the world economy; any projections or expectations of revenue, margins, expenses, investments, effective tax rates, interest rates, the impact of tax law changes (including those in the Inflation Reduction Act of 2022) and related guidance and regulations, net earnings, net earnings per share, cash flows, liquidity and capital resources, inventory, goodwill, impairment charges, hedges and derivatives and related offsets, order backlog, benefit plan funding, deferred tax assets, share repurchases, currency exchange rates, repayments of debts including our asset-backed debt securities, or other financial items; recent amendments to accounting guidance and any potential impacts on our financial reporting therefrom; any projections of the amount, execution, timing, and results of any transformation or impact of cost savings, restructuring plans, including estimates and assumptions related to the anticipated benefits, cost savings, or charges of implementing such transformation and restructuring plans; any statements of the plans, strategies, and objectives of management for future operations, as well as the execution of corporate transactions or contemplated acquisitions, research and development expenditures, and any resulting benefit, cost savings, charges, or revenue or profitability improvements; any statements concerning the expected development, performance, market share, or competitive performance relating to products or services; any statements concerning technological and market trends, the pace of technological innovation, and adoption of new technologies, including products and services offered by Hewlett Packard Enterprise; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Hewlett Packard Enterprise and our financial performance, including but not limited to supply chain, inflation, and demand for our products and services, and our actions to mitigate such impacts on our business; any statements regarding future regulatory trends and the resulting legal and reputational exposure, including but not limited to those relating to environmental, social, and governance issues; any statements regarding pending investigations, claims, or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties, and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses; the competitive pressures faced by Hewlett Packard Enterprise’s businesses; risks associated with executing Hewlett Packard Enterprise’s strategy; the impact of macroeconomic and geopolitical trends and events, including but not limited to supply chain constraints, the inflationary environment, the ongoing conflict between Russia and Ukraine, and the relationship between China and the U.S.; the need to effectively manage third-party suppliers and distribute Hewlett Packard Enterprise’s products and services; the protection of Hewlett Packard Enterprise’s intellectual property assets, including intellectual property licensed from third parties and intellectual property shared with its former parent; risks associated with Hewlett Packard Enterprise’s international operations (including from pandemics and public health problems, such as the outbreak of COVID-19, and geopolitical events, such as those mentioned above); the development of and transition to new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; the execution and performance of contracts by Hewlett Packard Enterprise and its suppliers, customers, clients, and partners, including any impact thereon resulting from macroeconomic or geopolitical events; the hiring and retention of key employees; the execution, integration, and other risks associated with business combination and investment transactions; the impact of changes to privacy, cybersecurity, environmental, global trade, and other governmental regulations; changes in our product, lease, intellectual property, or real estate portfolio; the payment or non-payment of a dividend for any period; the efficacy of using non-GAAP, rather than GAAP, financial measures in business projections and planning; the judgments required in connection with determining revenue recognition; impact of company policies and related compliance; utility of segment realignments; allowances for recovery of receivables and warranty obligations; provisions for, and resolution of, pending investigations, claims, and disputes; the impacts of the Inflation

Reduction Act of 2022 and related guidance or regulations; and other risks that are described in “Risk Factors” on page S-7 of this prospectus supplement and in our other filings with the SEC, including but not limited to the risks described under the caption “Risk Factors” contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2022 and under the caption “Risk Factors” contained in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2023, and in other filings made by us from time to time with the SEC or in materials incorporated herein or therein. We assume no obligation and do not intend to update these forward-looking statements, except as required by applicable law.

SUMMARY
This summary highlights selected information from this prospectus supplement and the accompanying prospectus and provides an overview of our company. You should read the following summary together with the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in this prospectus supplement and in the documents incorporated by reference.
Our Company
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.
We organize our business into the following six reportable segments:
•
Compute. HPE’s Compute portfolio consists of both general-purpose servers for multi-workload computing and workload-optimized servers to deliver the best performance and value for demanding applications. This portfolio of products includes the HPE ProLiant Compute rack and tower servers and HPE Synergy servers, a composable infrastructure for traditional and cloud-native applications.

•
High Performance Computing & Artificial Intelligence (“HPC & AI”). Our HPC & AI business offers integrated systems comprised of software and hardware designed to address High-Performance Computing, Artificial Intelligence, Data Analytics, and Transaction Processing workloads for government and commercial customers globally.

•
Storage. HPE's Storage provides primary storage product and service offerings, which include software-powered hyperconverged infrastructure with HPE Nimble Storage Disaggregated HCI and HPE SimpliVity. HPE’s Storage is also transforming the customer experience with storage as-a-service and cloud data services through the HPE GreenLake edge-to-cloud platform and data infrastructure to enable customers to simplify IT and unlock greater levels of agility with a cloud operational experience. Customers can store and serve their data with speed and high availability to applications, secure and protect their data across hybrid clouds from ransomware and cyber threats, and gain data mobility across private cloud, public cloud, and multi-cloud environments.

•
Intelligent Edge. Our Intelligent Edge business offers wired and wireless local area network, campus and data center switching, software-defined wide-area-network, network security, and associated services to enable secure connectivity for businesses of any size. The primary business drivers for Intelligent Edge solutions are work from anywhere environments, mobility, and internet-of-things.

•
Financial Services. HPE’s Financial Services provides flexible investment solutions, such as leasing, financing, IT consumption, utility programs, and asset management services for customers that facilitate unique technology deployment models and the acquisition of complete IT solutions, including hardware, software, and services from Hewlett Packard Enterprise and others. Financial Services also supports financial solutions for on-premise flexible consumption models, such as our HPE GreenLake edge-to-cloud platform.

•
Corporate Investments and Other. This segment includes (i) the Advisory and Professional Services business, which primarily offers consultative-led services, HPE and partner technology expertise and advice, implementation services, and complex solution engagement capabilities; (ii) the Communications and Media Solutions business, which primarily offers software and related services to the telecommunications industry; (iii) the HPE Software business, which offers the HPE Ezmeral Container Platform and HPE Ezmeral Data Fabric; and (iv) Hewlett Packard Labs, which is responsible for research and development.

Corporate Information
Hewlett Packard Enterprise was incorporated in Delaware in 2015. The address of our principal executive offices is 1701 East Mossy Oaks Road, Spring, Texas, 77389.
The Offering
The following summary is provided solely for your convenience. The summary is not intended to be complete. For a more detailed description of the notes, see “Description of the Notes.”
Issuer
Hewlett Packard Enterprise Company.
Securities Offered
$1,300,000,000 of our 5.900% notes due 2024.
$400,000,000 of our 6.102% notes due 2026.
Maturity Date
The 2024 notes will mature on October 1, 2024.
The 2026 notes will mature on April 1, 2026.
Interest Rate
The 2024 notes will bear interest at a rate of 5.900% per annum.
The 2026 notes will bear interest at a rate of 6.102% per annum.
Interest Payment Dates
We will pay interest semi-annually on the notes on each April 1 and October 1 beginning on October 1, 2023.
Ranking
The notes will be our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured indebtedness from time to time outstanding.
Optional Redemption
We may, at our option, redeem each series of notes, at any time and from time to time, in whole or in part, at the redemption prices described under “Description of the Notes—Redemption—Optional Redemption.”
Certain Covenants
We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:
•	incur debt secured by liens;
•	engage in certain sale and leaseback transactions; and
•	consolidate, merge, convey or transfer our assets substantially as an entirety.
Change of Control Repurchase Event
If a Change of Control Repurchase Event with respect to a series of notes occurs, we may be required to make an offer to each holder of notes of such series to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such notes repurchased, plus any accrued and unpaid interest to the date of repurchase.
Use of Proceeds
We estimate that the net proceeds to us from this offering will be approximately $1.693 billion, after deducting the underwriting discounts and the estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to refinance upcoming debt maturities and for general corporate purposes.
Form and Denominations
The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be book-entry only and registered in the name of a nominee of The Depository Trust Company (“DTC”).
Governing Law
The indenture that will govern the notes and the notes will be governed by, and construed under, the laws of the State of New York.
Trustee
The Bank of New York Mellon Trust Company, N.A.
Risk Factors
Investing in the notes involves substantial risks and uncertainties. See “Risk Factors” included in this prospectus supplement, as well as other information contained in or incorporated by reference into this prospectus supplement and the accompany prospectus, for a discussion of factors you should carefully consider before deciding to purchase any notes.

RISK FACTORS
An investment in the notes represents a high degree of risk. In consultation with your own financial and legal advisors, and in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in the notes is suitable for you. In addition, you should carefully consider the other risks, uncertainties and assumptions, including those related to the COVID-19 pandemic, that are set forth under the caption “Risk Factors,” contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2022 and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2023 before investing in the notes. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.
There are no established trading markets for the notes.
Each series of notes will be a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, active trading markets for the notes may not develop. If an active trading market does not develop or is not maintained for a series of notes, the market price and liquidity of such notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price.
The notes will be structurally subordinated to the indebtedness of our subsidiaries.
The notes will be obligations exclusively of Hewlett Packard Enterprise and not of any of our subsidiaries. Most of our assets are owned through our subsidiaries, and we depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities of our existing subsidiaries and any subsidiaries that we may in the future acquire or establish.
Failure to maintain a satisfactory credit rating could adversely affect our liquidity, capital position, borrowing costs and access to capital markets.
We currently maintain investment grade credit ratings with Moody’s Investors Service, S&P Global Ratings and Fitch Ratings. Despite these investment grade credit ratings, any future downgrades could increase the cost of borrowing under any indebtedness we may incur, reduce market capacity for our commercial paper or require the posting of additional collateral under our derivative contracts. Additionally, increased borrowing costs, including those arising from a credit rating downgrade, can potentially reduce the competitiveness of our financing business. There can be no assurance that we will be able to maintain our credit ratings, and any additional actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, may have a negative impact on our liquidity, capital position and access to capital markets and could affect the market value of the notes. Also, our credit ratings may not reflect the potential impact of risks related to the terms of the notes or other factors related to the value of the notes.
Our substantial debt exposes us to certain risks.
As of January 31, 2023, on an as adjusted basis giving effect to the issuance and sale of the notes (the “Transaction”), our total debt would have been approximately $14.619 billion, and we would have had up to an expected additional $4.75 billion of borrowings available under our revolving credit facility. Despite our current level of debt, we and our subsidiaries may be able to incur significant additional debt, including secured debt, in the future.
Our high degree of debt could have important consequences, including:
•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to adverse economic or industry conditions;
•
requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;
•	exposing us to the risk of increased interest rates as our outstanding floating rate notes and borrowings under our revolving credit facility are subject to variable rates of interest;
•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting our ability to borrow additional funds.
If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part.
We may not be able to generate sufficient cash from operations to service our debt.
Our ability to make payments on, and to refinance, our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future and our ability to borrow under our revolving credit facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the covenants and borrowing limitations to which we are subject under our debt instruments. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the revolving credit facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we cannot service our debt, we may have to take actions such as selling assets, selling equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.
If we default on our obligations to pay our other debt, we may not be able to make payments on the notes.
Any default under the agreements governing our debt, including a default under our revolving credit facility, that is not waived by the required lenders or holders of such debt, and the remedies sought by the holders of such debt could prevent us from paying principal and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments or principal and interest on our debt, or if we otherwise fail to comply with the various covenants in the agreements governing our debt, including the covenants contained in our revolving credit facility, we would be in default under the terms of the agreements governing such debt.
The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a Change of Control Repurchase Event.
Under the indenture that will govern the notes, upon the occurrence of a Change of Control Repurchase Event in respect of a series of notes, we will be required to offer to repurchase all outstanding notes of such series at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of such series of notes. Our failure to make or complete a change of control offer would place us in default under the indenture that will govern the notes. However, we cannot assure you that we would be able to repay such debt at such time.
Optional redemption may adversely affect your return on the notes.
We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in comparable securities at effective interest rates as high as those of the notes.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $1.693 billion, after deducting the underwriting discounts and the estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to refinance upcoming debt maturities and for general corporate purposes.
Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Until we use the net proceeds of this offering, we may invest the net proceeds of this offering in short term, interest bearing investments.

CAPITALIZATION
The following table sets forth our cash and capitalization as of January 31, 2023, both actual and adjusted to give effect to this offering of the notes after deducting underwriting discounts and commissions and estimated offering expenses payable by us. See “Use of Proceeds” in this prospectus supplement.
You should read this table in conjunction with our consolidated financial statements incorporated by reference herein.
	January 31, 2023
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$2,530	$4,223
Liabilities:

Notes payable and short-term borrowings	$5,349	$5,349

Long-term debt
Revolving Credit Facility(1)	—	—
2.250% senior notes due 2023	1,000	1,000
4.450% senior notes due 2023	1,250	1,250
1.450% senior notes due 2024	1,000	1,000
4.900% senior notes due 2025	2,497	2,497
1.750% senior notes due 2026	749	749
6.200% senior notes due 2035	750	750
6.350% senior notes due 2045	1,499	1,499
2024 notes offered hereby	—	1,299
2026 notes offered hereby	—	400
Asset Backed Securities	2,469	2,469
Total long-term debt, excluding current portion(2)	7,577	9,270
Total debt	12,926	14,619
Total stockholders’ equity	$20,063	$20,063
Total capitalization	$32,989	$34,682
(1)	The aggregate amount of loan commitments under our revolving credit facility is $4.75 billion. As of January 31, 2023, we had no outstanding borrowings under our revolving credit facility.
(2)
Includes fair value adjustments related to interest rate swaps, unamortized debt issuance costs, funding related activity associated with the Financial Services business and other debt (including capital lease obligations). As a result, amounts do not sum.

DESCRIPTION OF THE NOTES
The notes will be issued under an Indenture dated as of October 9, 2015 (the “Base Indenture”), and supplemented by one or more supplemental indentures with respect to the notes to be dated the delivery date of the notes (each of which supplemental indenture we refer to as a “Supplemental Indenture” and, together with the Base Indenture, as the “Indenture”), in each case, between Hewlett Packard Enterprise and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
The following “Description of the Notes” is a summary of the material terms of the Indenture and the notes. You should read the Indenture and the notes for more details regarding our obligations and your rights with respect to the notes because they and not this “Description of the Notes” define your rights as holders of the notes. In this “Description of the Notes,” all references to “Hewlett Packard Enterprise,” “HPE,” “we,” “our” and “us” mean Hewlett Packard Enterprise Company only and the term “securities” refers to all securities issuable from time to time under the Base Indenture, including securities that may be issued before or after the initial issuance and sale of the notes.
General
We are issuing $1,300,000,000 aggregate principal amount of 2024 notes. The 2024 notes will mature on October 1, 2024. Interest on the 2024 notes will accrue at the rate of 5.900% per annum.
We are issuing $400,000,000 aggregate principal amount of 2026 notes. The 2026 notes will mature on April 1, 2026. Interest on the 2026 notes will accrue at the rate of 6.102% per annum.
The 2024 notes and the 2026 notes are collectively referred to as the notes.
The notes will be our senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of the notes will be a separate series of senior debt securities under the Indenture. The Indenture will not limit the aggregate principal amount of securities that may be issued under the Indenture. Without the consent of the holders, we may increase the aggregate principal amount of the notes of any series in the future on the same terms and conditions (except for issuance date, price and, in some cases, the initial interest payment date) as the notes of that series being offered hereby. Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time for the notes of any series. Additional notes of a series may only bear the same CUSIP number if they would be fungible for United States federal income tax purposes with the existing notes of that series.
If the maturity date of a series of notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to the depositary. Each series of notes will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Debt Securities—Global Securities” in the accompanying prospectus.
Interest
We will make interest payments on each series of notes at the applicable annual rate of interest set forth above semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2023 to persons in whose names the notes are registered at the close of business on the 15th calendar day (whether or not a Business Day) immediately preceding the related interest payment date. Interest on the notes will accrue from and including March 21, 2023 to, but excluding, the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or maturity date, as the case may be. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date for the notes falls on a day that is not a Business Day, the related payment of interest shall be made on the next succeeding Business Day as if made on the date the payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date to the date of such payment on the next succeeding Business Day.

Redemption
Optional Redemption
Prior to the Par Call Date (in the case of the 2026 notes) or the maturity date (in the case of the 2024 notes), each series of notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) as calculated by us equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (in the case of the 2026 notes, assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 15 basis points, in the case of the 2024 notes, and 25 basis points, in the case of the 2026 notes, less (b) interest accrued to the date of redemption; and

(2)	100% of the principal amount of the notes to be redeemed;
plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the Par Call Date, we may redeem the 2026 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.
Any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. We will provide written notice to the Trustee prior to the close of business two business days prior to the redemption date or such shorter time as may be acceptable to the Trustee, if any such redemption has been rescinded or delayed, and upon receipt the Trustee will provide such notice to each holder of the notes to be redeemed in the same manner in which the notice of redemption was given.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed, with a copy to the trustee.
In the case of a partial redemption of a series of notes, selection of certificated notes of such series for redemption will be made by lot. No notes of a principal amount of $2,000 or less will be redeemed in part. If any certificated note of a series is to be redeemed in part only, the notice of redemption that relates to such note of such series will state the portion of the principal amount of the note of such series to be redeemed. A new certificated note of such series in a principal amount equal to the unredeemed portion of such note of such series will be issued in the name of the holder of such note upon surrender for cancellation of the original certificated note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of DTC (or such other depositary), which may be made on a pro rata pass-through distribution of principal basis.
Unless we default in payment of the redemption price, on and after the redemption date of notes of a series, interest will cease to accrue on such notes or any portions thereof called for redemption.
Except as described above, the notes will not be redeemable. The notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions. We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.
Repurchase at the Option of Holders on Certain Changes of Control
If a Change of Control Repurchase Event with respect to a series of notes occurs, unless we have exercised our right to redeem the notes of such series as described under the caption “—Redemption—Optional Redemption,” we will be required to make an offer to each holder of notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control

Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, we will send a notice to each holder to which we are required to make a repurchase offer as described above, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of any such compliance.
On the Change of Control Repurchase Event payment date, we will be required, to the extent lawful, to:
•
accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and
•
deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly send to each holder of notes properly tendered and not withdrawn the purchase price for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any such notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.
The Change of Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.
Open Market Purchases
Hewlett Packard Enterprise or any of its affiliates may at any time and from time to time purchase notes in the open market or otherwise.
Sinking fund
There is no provision for a sinking fund for either series of the notes.

Ranking
The notes will be unsecured and unsubordinated obligations of Hewlett Packard Enterprise and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under its existing revolving credit facility. Most of our assets are owned through our subsidiaries, and we depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us and our subsidiaries could agree to contractual restrictions on their ability to make distributions. As of January 31, 2023, our consolidated subsidiaries had approximately $3.5 billion of indebtedness, excluding intercompany loans. Our indebtedness as of January 31, 2023, on an as adjusted basis giving effect to the Transaction, would have been approximately $14.619 billion.
Certain Covenants
Limitations on Liens
Hewlett Packard Enterprise will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Secured Debt without in any such case effectively providing concurrently with such issuance, incurrence, creation, assumption or guarantee of any such Secured Debt, or the grant of a Mortgage with respect to any such indebtedness, that the notes (together with, if Hewlett Packard Enterprise shall so determine, any other indebtedness of or guarantee by Hewlett Packard Enterprise or such Restricted Subsidiary ranking equally with the notes and then existing or thereafter created) shall be secured equally and ratably with (or, at the option of Hewlett Packard Enterprise, prior to) such Secured Debt. The foregoing restriction with respect to Secured Debt, however, will not apply to:
(1)
Mortgages on property existing at the time of acquisition thereof by Hewlett Packard Enterprise or any Subsidiary, whether or not assumed, provided that such Mortgages were in existence prior to the contemplation of such acquisitions;

(2)
Mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such Mortgages are not incurred in anticipation of such corporation becoming a Restricted Subsidiary (which may include property previously leased by Hewlett Packard Enterprise and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition);

(3)
Mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by Hewlett Packard Enterprise or a Restricted Subsidiary (including leases) or Mortgages thereon to secure the payment of all or any part of the purchase price thereof, or Mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 12 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

(4)	Mortgages to secure indebtedness owing to Hewlett Packard Enterprise or to a Restricted Subsidiary;
(5)	Mortgages existing at the Issue Date;
(6)
Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Hewlett Packard Enterprise or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Hewlett Packard Enterprise or a Restricted Subsidiary, provided that such Mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(7)
Mortgages in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing, repairing or improving the property subject to such Mortgages or (iii) to secure taxes, assessments or other governmental charges or levies which are not yet due and payable or are payable without penalty or of which amount, applicability or validity is being contested by Hewlett Packard Enterprise and/or any Restricted Subsidiary in good faith by appropriate proceedings and Hewlett Packard Enterprise and/or such Restricted Subsidiary shall have set aside in its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles);
(8)	Mortgages created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation;
(9)
Mortgages for materialmen’s, mechanic’s, workmen’s, repairmen’s, landlord’s liens for rent, or other similar liens arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested by Hewlett Packard Enterprise or any Restricted Subsidiary in good faith and by appropriate proceedings;

(10)
Mortgages consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by Hewlett Packard Enterprise or any Restricted Subsidiary in the operation of business or the value of such property for the purpose of such business; and

(11)
extensions, renewals, refinancings or replacements of any Mortgage referred to in the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10); provided, however, that any Mortgages permitted by any of the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) shall not extend to or cover any property of Hewlett Packard Enterprise or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any Mortgages permitted by the foregoing clauses (7) and (8) shall be of the type referred to in such clauses (7) or (8), as the case may be.

Notwithstanding the restrictions outlined in the preceding paragraph, Hewlett Packard Enterprise or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee Secured Debt, which would otherwise be subject to such restrictions, without equally and ratably securing the notes, provided that after giving effect thereto, the aggregate amount of all Secured Debt (not including Mortgages permitted under clauses (1) through (11) above) does not exceed the greater of $500 million and 10% of the Consolidated Net Tangible Assets of Hewlett Packard Enterprise as most recently determined on or prior to such date.
Limitations on Sale and Lease-Back Transactions
Hewlett Packard Enterprise will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between Hewlett Packard Enterprise and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) Hewlett Packard Enterprise or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes as described above under “Limitation on Liens”; or (2) Hewlett Packard Enterprise shall apply an amount equal to the greater of the net proceeds of such sale and the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) the retirement (other than mandatory retirement, mandatory prepayment or sinking fund payment or by a payment at maturity) of debt for borrowed money of Hewlett Packard Enterprise or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.
Notwithstanding the restrictions outlined in the preceding paragraph, Hewlett Packard Enterprise or any Restricted Subsidiary will be permitted to enter into Sale and Lease-Back Transactions which would otherwise be subject to such restrictions, without applying the net proceeds of such transactions in the manner set forth in clause (2) of the preceding paragraph, provided that after giving effect thereto, the aggregate amount of such Sale and Lease-Back Transactions, together with the aggregate amount of all Secured Debt not permitted by clauses (1) through (11) under “Limitation on Liens” above, does not exceed the greater of $500 million and 10% of Consolidated Net Tangible Assets of Hewlett Packard Enterprise as most recently determined on or prior to such date.
Consolidation, Merger and Sale of Assets
Hewlett Packard Enterprise shall not consolidate with or merge into any other Person (in a transaction in which Hewlett Packard Enterprise is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
(1)
in case Hewlett Packard Enterprise shall consolidate with or merge into another Person (in a transaction in which Hewlett Packard Enterprise is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Hewlett Packard Enterprise is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Hewlett Packard Enterprise substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other business entity, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the Indenture on the part of Hewlett Packard Enterprise to be performed or observed;

(2)
immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3)
Hewlett Packard Enterprise has delivered to the Trustee an Officers’ Certificate (as defined in the Indenture) and an Opinion of Counsel (as defined in the Indenture), each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Events of Default
The Indenture will define an “Event of Default” with respect to any series of notes as being:
(1)	failure to pay principal of or any premium on that series of notes when due;
(2)	failure to pay any interest on that series of notes for 30 days when due;
(3)
failure to perform any other covenant in the Indenture, including the failure to make the required offer to purchase notes following a Change of Control Repurchase Event, if that failure continues for 90 days after we are given the notice required under the Indenture; or

(4)	our bankruptcy, insolvency or reorganization.
An Event of Default of one series of notes is not necessarily an event of default for any other series of notes.
If an Event of Default, other than an Event of Default described in clause (4) above, shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal amount of the notes of that series to be due and payable immediately. If an Event of Default described in clause (4) above shall occur, the principal amount of all the notes will automatically become immediately due and payable.
After acceleration, the holders of a majority in aggregate principal amount of the outstanding notes of that series, under certain circumstances, may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.
Subject to its required standard of care during an event of default, the Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the Trustee indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to that series.
A holder will not have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:
(1)	the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes of that series;
(2)
the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made a written request and have offered reasonable indemnity to the Trustee to institute the proceeding; and

(3)
the Trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding notes of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of notes on or after the due date without following the procedures listed in (1) through (3) above.
We will furnish the Trustee with an annual statement by our officers as to whether or not we are in default in the performance of the Indenture and, if so, specifying all known defaults. We will also notify the Trustee promptly upon our becoming aware of a default.
Modification and Waiver
The provisions of the Indenture relating to modifications and amendments to and waivers under the Indenture described under the caption “Description of the Debt Securities—Modification and Waiver” in the accompanying prospectus will apply to the notes.
Satisfaction and Discharge; Defeasance
The provisions of the Indenture relating to satisfaction and discharge and defeasance and covenant defeasance described under the caption “Description of the Debt Securities—Satisfaction and Discharge; Defeasance” in the accompanying prospectus will apply to the notes.
Governing Law
The Indenture and the notes will be governed by, and construed under, the laws of the State of New York.
Regarding the Trustee
The Indenture will limit the right of the Trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.
The Trustee is permitted to engage in certain other transactions. If the Trustee acquires any conflicting interest, however, and there is a default under the notes of any series for which it is acting as trustee, the Trustee must eliminate the conflict or resign. Affiliates of The Bank of New York Mellon Trust Company, National Association have performed and continue to perform services for us or our affiliates in the normal course of business.
Payment and Paying Agents
The provisions described under the caption “Description of the Debt Securities—Payment and Paying Agents” in the accompanying prospectus will apply to the notes.
Exchange and Transfer
The provisions described under the caption “Description of the Debt Securities—Exchange and Transfer” in the accompanying prospectus will apply to the notes.

Certain Definitions
“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction involving a Principal Property, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.
“Below Investment Grade Rating Event” means, with respect to a series of the notes, the rating on such notes is lowered by each of the Rating Agencies, and such notes are rated below Investment Grade by each of the Rating Agencies, within 60 days from the earlier of (1) the date of the public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
“Board of Directors” means either the Board of Directors of Hewlett Packard Enterprise or any duly authorized committee empowered by that Board or the Executive Committee thereof to act with respect to the Indenture.
“Change of Control” means the occurrence of any of the following:
(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;

(2)
the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares;

(3)
we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction;

(4)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or
(5)	the adoption by us of a plan providing for our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or

(z) immediately following that transaction, no person (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Consolidated Net Tangible Assets” means, as of the time of determination, total assets (excluding applicable reserves) less:
(1)	total current liabilities, excluding:
•	notes and loans payable;
•	current maturities of long-term debt; and
•	current maturities of obligations under capital leases; and
(2)	certain intangible assets, to the extent included in total assets.
“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such Continuing Directors of our proxy statement in which such member was named as a nominee for election as a director).
Under a Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” our Board of Directors could approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. Accordingly, under such interpretation, our Board of Directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger a holder’s right to require us to repurchase the holder’s notes as described above.
“Fitch” means Fitch Ratings Inc. and its successors.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Issue Date” means the earliest date on which any notes were issued under the Indenture.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, security interest, pledge, lien, charge or other encumbrance.
“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by Hewlett Packard Enterprise or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties Hewlett Packard Enterprise or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to Hewlett Packard Enterprise or any Restricted Subsidiary or any assets of Hewlett Packard Enterprise or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Par Call Date” means with respect to the 2026 notes, April 1, 2024.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of any kind.

“Principal Property” means the land, land improvements, buildings and fixtures owned by us or a Restricted Subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of 0.75% of our Consolidated Net Tangible Assets as of the determination date. Principal Property does not include any property that our Board of Directors has determined not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“Restricted Subsidiary” means any Subsidiary which owns any Principal Property; provided, however, that the term “Restricted Subsidiary” shall not include (a) any Subsidiary which is principally engaged in financing receivables, or which is principally engaged in financing Hewlett Packard Enterprise’s operations outside the United States of America; or (b) any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by Hewlett Packard Enterprise or by one or more other Subsidiaries, or by Hewlett Packard Enterprise and one or more other Subsidiaries, if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter market.
“S&P” means S&P Global Ratings and its successors.
“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by Hewlett Packard Enterprise or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by Hewlett Packard Enterprise or such Restricted Subsidiary to such person.
“Secured Debt” means any debt for borrowed money secured by a Mortgage upon any Principal Property of Hewlett Packard Enterprise or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired).
“Subsidiary” means a corporation of which at least 66 2/3% of the outstanding voting stock of such corporation is at the time owned, directly or indirectly, by Hewlett Packard Enterprise or by one or more other Subsidiaries, or by Hewlett Packard Enterprise and one or more other Subsidiaries, and the accounts of which are consolidated with those of Hewlett Packard Enterprise in its most recent consolidated financial statements in accordance with generally accepted accounting principles. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
“Treasury Rate” means, with respect to any redemption date for any notes of a series, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate applicable to such redemption shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (in the case of the 2026 notes) or the maturity date of the notes (in the case of the 2024 notes) (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date (in the case of the 2026 notes) or the maturity date of the notes (in the case of the 2024 notes) on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining

Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate applicable to such redemption based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date (in the case of the 2026 notes) or the maturity date of the notes (in the case of the 2024 notes), as applicable. If there is no United States Treasury security maturing on the Par Call Date (in the case of the 2026 notes) or the maturity date of the notes (in the case of the 2024 notes) but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date (in the case of the 2026 notes) or the maturity date of the notes (in the case of the 2024 notes), one with a maturity date preceding the Par Call Date (in the case of the 2026 notes) or the maturity date of the notes (in the case of the 2024 notes) and one with a maturity date following the Par Call Date (in the case of the 2026 notes) or the maturity date of the notes (in the case of the 2024 notes), we shall select the United States Treasury security with a maturity date preceding the Par Call Date (in the case of the 2026 notes) or the maturity date of the notes (in the case of the 2024 notes). If there are two or more United States Treasury securities maturing on the Par Call Date (in the case of the 2026 notes) or the maturity date of the notes (in the case of the 2024 notes) or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices, expressed as a percentage of principal amount, at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. We will notify the trustee of the redemption price promptly after the calculation thereof and the trustee shall have no duty to determine, or verify the calculation of, the redemption price.
“Voting Stock” means, with respect to any person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Book-Entry Notes
We have obtained the information in this section or in the accompanying prospectus concerning The Depository Trust Company, Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
The Depositary, Clearstream and Euroclear. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Upon issuance, the notes will be represented by one or more fully registered global securities. Each global security will be deposited with The Depository Trust Company, as depositary, and registered in the name of Cede & Co. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of such depositary. Investors may elect to hold interests in the global securities through:
•	the depositary in the United States; or
•
in Europe, (i) Clearstream Banking, société anonyme, referred to in this prospectus supplement as Clearstream, or (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System, referred to in this prospectus supplement as Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the depositary.
Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations, referred to in this prospectus supplement as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.
Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
Euroclear is operated by Euroclear Bank S.A./N.V., referred to in this prospectus supplement in such role as the Euroclear operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, referred to in this prospectus supplement as the cooperative. All operations are conducted by Euroclear Bank S.A./N.V., and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian laws (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions with respect to beneficial interests in the notes held through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank and by Euroclear.
Global Clearance and Settlement Procedures. Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the depositary participants will occur in the ordinary way in accordance with the depositary’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the depositary, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected in the depositary in accordance with the depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositary.
Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and will be credited the business day following the depositary settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the depositary.
Although the depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury regulations promulgated thereunder, rulings and judicial decisions as of the date hereof, all of which may be changed, possibly with retroactive effect. This summary also assumes that a “substantial amount” of the notes, within the meaning of Treasury Regulation Section 1.1273-2(a)(1), are deemed to be issued for money.
This summary applies to you only if you acquire the notes for cash in this offering at the “initial offering price” and hold the notes as capital assets within the meaning of Section 1221 of the Code.
This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, and it does not address state, local, non-U.S., alternative minimum or non-income tax considerations that may be applicable to you. Further, this summary does not deal with holders that may be subject to special tax rules, including, but not limited to, insurance companies; tax-exempt entities; banks and other financial institutions; thrifts; regulated investment companies; real estate investment trusts; dealers in securities or currencies; U.S. Holders (as described below) whose functional currency is not the U.S. dollar; certain U.S. expatriates; holders who hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated transaction for U.S. federal income tax purposes; controlled foreign corporations; foreign personal holding companies; passive foreign investment companies; traders in securities that elect to use a mark-to-market method of accounting; pass-through entities (or owners in pass-through entities); persons who hold notes in retirement plans or tax-deferred accounts; persons subject to special tax accounting rules under Section 451(b) of the Code or persons who hold existing notes issued by us that are being redeemed in any substantially contemporaneous transaction. You should consult your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the notes.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that beneficially owns a note or a partner in such a partnership, you should consult your own tax advisor as to the particular U.S. federal income tax consequences applicable to you of the acquisition, ownership and disposition of the notes.
We urge you to consult your tax advisor concerning the tax consequences of the purchase, ownership and disposition of the notes, including any U.S. federal tax consequences and the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects of changes in U.S. federal or other tax laws.
Payments under Certain Events
We may be required, in certain circumstances, to pay amounts on the notes in addition to the stated principal amount of and interest on the notes (e.g., payments pursuant to a Change of Control Repurchase Event as described above under the heading “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control” or payments pursuant to an optional redemption as described above under the heading

“Description of the Notes—Redemption—Optional Redemption”). Although the issue is not free from doubt, we intend to take the position (and this discussion assumes) that the possibility of payment of such amounts does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations.
Our determination that the notes are not contingent payment debt instruments is binding on a holder, unless such holder explicitly discloses to the Internal Revenue Service (the “IRS”) on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a holder may be required to accrue interest income on the notes based upon a comparable yield, regardless of the holder’s method of accounting. In addition, any gain on the sale, exchange, redemption, retirement or other taxable disposition of the notes would be recharacterized as ordinary income. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.
U.S. Holders
Interest
The following discussion assumes that the notes will be issued with less than a de minimis amount (as set forth in the Code and applicable Treasury Regulations) of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your regular method of accounting for U.S. federal income tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is equal to or more than a de minimis amount, you will be required to include the difference in gross income as original issue discount as it accrues in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments to which such income is attributable.
Sale, Exchange, Redemption or Other Taxable Dispositions of Notes
Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included as income), and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to your cost for the note.
Such gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period in the note exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. You should consult your tax advisor regarding the deductibility of capital losses in light of your particular circumstances.
Medicare Tax on Net Investment Income
Certain non-corporate U.S. Holders will be subject to an additional 3.8% Medicare tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a non-corporate U.S. Holder, you should consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.
Information Reporting and Backup Withholding
You will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless you are an exempt recipient and appropriately establish that exemption.

U.S. federal backup withholding may apply to payments on the notes and proceeds from the sale or other disposition of the notes unless you provide a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you are exempt from the backup withholding rules and appropriately establish that exemption. A U.S. Holder who does not provide the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
Interest
Subject to the discussions of backup withholding and “FATCA” below, payments of interest on the notes to you will not be subject to U.S. federal income or withholding tax, provided that:
•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business;
•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is, actually or constructively, related to us through stock ownership (as provided in the Code);
•
the interest payments are not effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are not attributable to a U.S. permanent establishment); and

•	you meet certain certification requirements.
You will satisfy these certification requirements if you certify on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other suitable substitute form or other applicable form as the IRS may prescribe, under penalties of perjury, that you are not a United States person within the meaning of the Code, provide your name and address and timely deliver such form to the applicable withholding agent. If you hold a note through a foreign partnership or intermediary, you and the foreign partnership or intermediary must satisfy certification requirements of applicable Treasury regulations. Special certification rules will apply to you if you are a pass-through entity.
If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. If you are engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although you will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, you will be subject to U.S. federal income tax on that interest on a net-income basis in the same manner as if you were a U.S. Holder as described above. In addition, if you are a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.
Sale, Exchange or Other Taxable Dispositions of Notes
In addition, subject to the discussions of backup withholding and “FATCA” below, you will not be subject to U.S. federal income tax on the gain you realize (other than any amount allocable to accrued and unpaid interest, which would be treated as interest and subject to the rules discussed above in “—Interest”) on any sale, exchange or other taxable disposition of a note, unless:
•	the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable treaty is attributable to a U.S. “permanent establishment”); or
•	you are an individual and have been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder described above. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on its net gain generally in the same manner as if you were a U.S. Holder as described above and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, redemption, or other taxable disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the U.S.
Information Reporting and Backup Withholding
Generally, the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to you. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
In general, you will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described immediately below the last bullet point under “—Interest” has been received and the withholding agent does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient, or you otherwise establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.
FATCA
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax will generally apply to payments of interest on the notes made to a foreign financial institution (including amounts paid to a foreign financial institution on or behalf of a holder) and certain other nonfinancial foreign entities, unless (i) the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners, (ii) the non-financial foreign entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity and meets certain other specified requirements or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may modify the above rules.
While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the notes (including retirement or redemption) on or after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Although these Treasury regulations are not final, the preamble to these Treasury regulations indicates that taxpayers may rely on them pending their finalization.
Prospective investors are urged to consult their own tax advisors regarding the application of FATCA to the notes.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the acquisition, beneficial ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase and holding of the notes by (1) “employee benefit plans” (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Title I of ERISA, including collective investment funds and similar arrangements, (2) employee benefit plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and (3) entities whose underlying assets are considered to include “plan assets” (as defined in Section 3(42) of ERISA) of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” (within the meaning of Section 3(14) ERISA) or “disqualified persons” (within the meaning of Section 4975 of the Code), unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which any of HPE, the underwriters or any of their respective affiliates is considered a party in interest or a disqualified person may constitute, or result in, a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (each, a “PTCE”) that may apply to the acquisition and holding of the notes. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Fiduciaries of ERISA Plans considering acquiring and/or holding the notes in reliance on a PTCE should consult with counsel and carefully review the PTCE to ensure that it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Representation and Warranty
Accordingly, by its acceptance of a note, each purchaser and subsequent transferee of a note (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or

(ii) the purchase or holding of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE A COMPREHENSIVE SUMMARY AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE. DUE TO THE COMPLEXITY OF THE APPLICABLE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS CONSIDERING PURCHASING THE NOTES ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN, CONSULT WITH THEIR LEGAL COUNSEL AND TAX, FINANCIAL AND OTHER ADVISORS REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE NOTES, VIEWING THESE IMPLICATIONS IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

UNDERWRITING
Under the terms and conditions contained in an underwriting agreement dated March 7, 2023, we have agreed to sell to the underwriters named below, for which J.P. Morgan Securities LLC, HSBC Securities (USA) Inc. and NatWest Markets Securities Inc. are acting as representatives, and each underwriter has agreed severally to purchase, the following principal amounts of the notes set forth opposite its name below.
Underwriters	Principal Amount of 2024 Notes	Principal Amount of 2026 Notes
J.P. Morgan Securities LLC	$273,000,000	$84,000,000
HSBC Securities (USA) Inc.	273,000,000	84,000,000
NatWest Markets Securities Inc.	273,000,000	84,000,000
BNP Paribas Securities Corp.	42,445,000	13,060,000
BofA Securities, Inc.	42,445,000	13,060,000
Citigroup Global Markets Inc.	42,445,000	13,060,000
Wells Fargo Securities, LLC	42,445,000	13,060,000
Deutsche Bank Securities Inc.	32,643,000	10,044,000
Mizuho Securities USA LLC	32,643,000	10,044,000
Santander US Capital Markets LLC	32,643,000	10,044,000
TD Securities (USA) LLC	32,643,000	10,044,000
Barclays Capital Inc.	22,854,000	7,032,000
Goldman Sachs & Co. LLC	22,854,000	7,032,000
ING Financial Markets LLC	22,854,000	7,032,000
Loop Capital Markets LLC	22,854,000	7,032,000
SG Americas Securities, LLC	22,854,000	7,032,000
U.S. Bancorp Investments, Inc.	22,854,000	7,032,000
ANZ Securities, Inc.	10,881,000	3,348,000
Credit Agricole Securities (USA) Inc.	10,881,000	3,348,000
Siebert Williams Shank & Co., LLC	10,881,000	3,348,000
Standard Chartered Bank	10,881,000	3,348,000
Total	$1,300,000,000	$400,000,000
The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.
The underwriters propose to offer the notes initially at the public offering prices on the cover page of this prospectus supplement and may offer the notes to selected broker-dealers at those prices, in the case of the 2024 notes, less a concession of 0.060% of the principal amount per 2024 note, and, in the case of the 2026 notes, less a concession of 0.150% of the principal amount per 2026 note. The underwriters and selected broker-dealers may allow a discount on sales to other broker-dealers, in the case of the 2024 notes, of 0.040% of such principal amount, and, in the case of the 2026 notes, of 0.120% of such principal amount. After the initial public offering of the notes, the public offering prices and concessions and discounts to broker-dealers and other selling terms with respect thereto may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Certain of the underwriters may not be U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.
Each series of the notes is a new issue of securities with no established trading market. The notes will not be listed on any securities exchange, and we do not intend to apply for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they intend to make a market in the notes of each series, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of, or the trading markets for, the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the markets for similar securities, our operating performance and financial condition, general economic conditions and other factors.
We estimate that our out-of-pocket expenses (not including the underwriting discounts) for this offering will be approximately $4 million.
The following table shows the amount of the underwriting discounts provided to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:
	Per Note	Total
2024 notes	0.100%	$1,300,000
2026 notes	0.250%	$1,000,000
We expect that delivery of the notes will be made against payment therefor on or about March 21, 2023, which is the tenth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make in that respect.
The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids, in accordance with Regulation M under the Exchange Act, as described below:
•	Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.
•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specified maximum.
•	Syndicate covering transactions involve purchases of notes in the open market after the distribution of such notes has been completed in order to cover syndicate short positions.
•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.
Each of the underwriters has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the underwriting agreement.
Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the notes were purchased. These taxes and charges are in addition to the respective public offering price set forth on the cover page.
Selling Restrictions
Notice to the Prospective Investors in the European Economic Area and the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive (EU) 2014/65/ (as amended, “MiFID II”); or (ii) a customer within the meaning of Regulation (EU) 2017/1129, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Notice to the Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation.
In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, persons who are “qualified investors” (as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons.” In the United Kingdom, the notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents.
Notice to the Prospective Investors in Hong Kong
This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities to be sold under this prospectus supplement may not be offered or sold by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance; or (b) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance.
Notice to the Prospective Investors in Taiwan
The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.
Notice to the Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any of the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to the Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to the Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
VALIDITY OF THE NOTES
The validity of the notes will be passed upon for us by Rishi Varma, our Senior Vice President, General Counsel and Corporate Secretary. As to matters of New York law, Mr. Varma will rely on the opinion of Gibson, Dunn & Crutcher LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The consolidated financial statements of Hewlett Packard Enterprise Company appearing in Hewlett Packard Enterprise Company’s Annual Report (Form 10-K) for the year ended October 31, 2022, and the effectiveness of Hewlett Packard Enterprise Company’s internal control over financial reporting as of October 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://www.hpe.com, however, that information is not a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, as applicable, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus, as applicable. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless Hewlett Packard Enterprise specifically states in such Current Report that such information is to be considered “filed” under the Exchange Act or Hewlett Packard Enterprise incorporates it by reference into a filing under the Securities Act or the Exchange Act):
•
Annual Report on Form 10-K for the year ended October 31, 2022, filed on December 8, 2022, including the portions of the Definitive Proxy Statement on Schedule 14A filed on February 15, 2023 that are incorporated by reference into Part III of such Annual Report on Form 10-K;

•	Quarterly Report on Form 10-Q for the quarter ended January 31, 2023, filed on March 7, 2023; and
•	Current Reports on Form 8-K filed on January 3, 2023, January 10, 2023, and January 30, 2023.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
Attn: Investor Relations
(678) 259-9860

Prospectus Hewlett Packard Enterprise Company

Hewlett Packard Enterprise Company
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
PURCHASE CONTRACTS
GUARANTEES
UNITS
We may offer from time to time, in one or more offerings, debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, guarantees and units consisting of any of these securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms and prices of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sale of those securities. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.
Our common stock is listed on the New York Stock Exchange under the symbol “HPE.”
Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.
Our principal executive offices are located at 11445 Compaq Center West Drive, Houston, Texas 77070, and our telephone number at that location is (650) 687-5817.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
December 10, 2020

Prospectus

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we have filed with the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus.
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below, including a description of our business, in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
Except as otherwise noted, references in this prospectus to “Hewlett Packard Enterprise,” “we,” “us” and “our” are to Hewlett Packard Enterprise Company, a Delaware corporation, and its consolidated subsidiaries.
ABOUT THE COMPANY
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.

FORWARD-LOOKING STATEMENTS
This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by Hewlett Packard Enterprise may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe”, “expect”, “anticipate”, “optimistic”, “intend”, “aim”, “will”, “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to the scope and duration of the novel coronavirus pandemic (“COVID-19”) and its impact on our business, operations, liquidity and capital resources, employees, customers, partners, supply chain, financial results and the world economy; any projections of revenue, margins, expenses, investments, effective tax rates, interest rates, the impact of the U.S. Tax Cuts and Jobs Act of 2017 and related guidance or regulations, net earnings, net earnings per share, cash flows, liquidity and capital resources, inventory, goodwill, impairment charges, hedges and derivatives and related offsets, order backlog, benefit plan funding, deferred tax assets, share repurchases, currency exchange rates, repayments of debts including our asset-backed debt securities, or other financial items; the projections, execution, timing and results of any transformation or restructuring plans, including estimates and assumptions related to the anticipated benefits, cost savings or charges of implementing the transformation and restructuring plans; any statements of the plans, strategies and objectives of management for future operations, as well as the execution of corporate transactions or contemplated acquisitions, research and development expenditures, and any resulting benefit, cost savings, charges, or revenue or profitability improvements; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Hewlett Packard Enterprise and its financial performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise's businesses; the competitive pressures faced by Hewlett Packard Enterprise's businesses; risks associated with executing Hewlett Packard Enterprise's strategy; the impact of macroeconomic and geopolitical trends and events; the need to manage third-party suppliers and the distribution of Hewlett Packard Enterprise's products and the delivery of Hewlett Packard Enterprise's services effectively; the protection of Hewlett Packard Enterprise's intellectual property assets, including intellectual property licensed from third parties and intellectual property shared with its former parent; risks associated with Hewlett Packard Enterprise's international operations (including pandemics and public health problems, such as the outbreak of COVID-19); the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; the execution and performance of contracts by Hewlett Packard Enterprise and its suppliers, customers, clients and partners, including any impact thereon resulting from events such as the COVID-19 pandemic; the hiring and retention of key employees; the execution, integration and risks associated with business combination and investment transactions; the impact of changes to environmental, global trade, and other governmental regulations; changes in our product, lease, intellectual property or real estate portfolio; the payment or non-payment of a dividend for any period; the efficacy of using non-GAAP, rather than GAAP, financial measures in business projections and planning; the judgments required in connection with determining revenue recognition; impact of company policies and related compliance; utility of segment realignments; allowances for recovery of receivables and warranty obligations; provisions for, and resolution of, pending investigations, claims and disputes; and other risks that are described herein, including but not limited to the items discussed or referenced in “Risk Factors” in Item 1A in our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 that are otherwise described or updated from time to time in Hewlett Packard Enterprise’s other filings with the SEC. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements, except as required by applicable law.
USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES
This section describes the general terms and provisions of any senior debt securities and subordinated debt securities (together, the “debt securities”) that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the material terms of that particular series and the extent to which the general terms and provisions contained herein apply to that particular series.
General
The debt securities will either be our senior debt securities or our subordinated debt securities. We expect to issue the debt securities under one or more separate indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee. Senior debt securities will be issued under a senior indenture, dated as of October 9, 2015, and subordinated debt securities will be issued under a subordinated indenture, to be entered into later (together with the senior indenture, the “indentures”). For additional information, you should look at the Senior Indenture dated October 9, 2015 filed as an exhibit to the registration statement of which this prospectus forms a part and the form of subordinated indenture filed as an exhibit to the registration statement of which this prospectus forms a part. In this description of the debt securities, the words “we,” “us” or “our” refer only to Hewlett Packard Enterprise and not to any of our subsidiaries.
Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series without notice to existing holders of debt securities of that series.
Terms of a Particular Series
Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:
•	whether the debt securities are senior or subordinated;
•	the offering price;
•	the title;
•	any limit on the aggregate principal amount;
•	the person who shall be entitled to receive interest, if other than the record holder on the record date;
•	the date the principal will be payable;
•	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates;
•	the interest rate, if any, payable on overdue installments of principal, premium or interest;
•	the place where payments shall be made;
•	any mandatory or optional redemption provisions;
•	if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula;
•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;
•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, that the amount payable will be deemed to be the principal amount;
•	any defeasance provisions if different from those described below under “Satisfaction and Discharge-Defeasance;”

•	any conversion or exchange provisions;
•	whether the debt securities will be issuable in the form of a global security and, if so, the identity of the depositary with respect to such global security;
•	any subordination provisions if different from those described below under “Subordinated Debt Securities;”
•	any paying agents, authenticating agents or security registrars;
•	any guarantees on the debt securities;
•	any security for any of the debt securities;
•	any deletions of, or changes or additions to, the events of default or covenants; and
•	any other specific terms of such debt securities.
Unless otherwise specified in the prospectus supplement:
•	the debt securities will be registered debt securities; and
•	registered debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.
Debt securities may be issued as original issue discount debt securities and sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. If we issue these debt securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own tax and financial advisors on these important matters.
Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.
Exchange and Transfer
Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.
In the event of any potential redemption of debt securities of any series in part, we will not be required to:
•
issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of sending a notice of redemption and ending at the close of business on the day of the transmission; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.
We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of the transfer agent, change any security registrar or act as security registrar. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
Global Securities
The debt securities of any series may be represented, in whole or in part by one or more global securities. Each global security will:
•	be registered in the name of a depositary that we will identify in a prospectus supplement;
•	be deposited with the depositary or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee, referred to as certificated debt securities, unless:
•
the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary and a successor depositary is not appointed by us within 90 days;

•	an event of default is continuing; or
•	any other circumstances described in a prospectus supplement have occurred permitting the issuance of certificated debt securities.
As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:
•	entitled to have the debt securities registered in their names;
•	entitled to physical delivery of certificated debt securities; and
•	considered to be holders of those debt securities under the indenture.
Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.
Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.
Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither the trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.
Payment and Paying Agents
Unless otherwise indicated in the prospectus supplement:
•	payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date; and
•	payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.
At our option, however, we may pay interest by mailing a check to the record holder.
The corporate trust office of the trustee will initially be designated as our sole paying agent. We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.
All monies paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of 10 business days prior to the date the money would be turned over to the state, or at the end of two years after the payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets
We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:
•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;
•	the successor assumes our obligations on the debt securities and under the indentures;
•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and
•	certain other conditions are met.
Events of Defaults
Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:
(1)	failure to pay principal of or any premium on any debt security of that series at its maturity;
(2)	failure to pay any interest on any debt security of that series when due and payable, if that failure continues for 30 days;
(3)	failure to make any sinking fund payment when due and payable, if that failure continues for 30 days;
(4)	failure to perform any other covenant in the indenture, if that failure continues for 90 days after we are given the notice of the failure required in the indenture;
(5)	certain events of bankruptcy, insolvency or reorganization; and
(6)	any other event of default specified in the prospectus supplement.
An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.
If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount (or, if the debt securities of the series are original issue discount debt securities, the portion of the principal amount as may be specified in the terms of the series) of the debt securities of that series to be due and payable immediately. If an event of default described in clause (5) above shall occur, the principal amount (or, if the debt securities of the series are original issue discount debt securities, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”
After a declaration of acceleration has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of that series, under certain circumstances, may rescind and annul such acceleration and its consequences on behalf of the holders of all debt securities of such series if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture.
Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee security or indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:
(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;
(2)
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of debt securities on or after the due date without following the procedures listed in (1) through (3) above.
Modification and Waiver
We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indentures for the benefit of the holders, without their consent, for certain purposes including, but not limited to:
•	providing for our successor to assume the covenants under the indenture;
•	adding covenants or events of default or surrendering our rights or powers;
•	making certain changes to facilitate the issuance of the securities;
•	securing the securities;
•	adding guarantees in respect of any securities;
•	providing for a successor trustee;
•	curing any ambiguities, defects or inconsistencies;
•	permitting or facilitating the defeasance and discharge of the securities;
•	making any other changes that do not adversely affect the rights of the holders of the securities; and
•	other changes specified in the indenture.
However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:
•	change the stated maturity of any debt security;
•	reduce the principal, premium, if any, or interest rate on any debt security;
•	reduce the amount of principal of an original issue discount security or any other debt security payable on acceleration of maturity;
•	change the method of computing the amount of principal or interest of any debt security or the place of payment or the currency in which any debt security is payable;
•	impair the right to sue for any payment after the stated maturity or redemption date;
•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders of subordinated debt securities;
•	adversely affect the right to convert any debt security; or
•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the debt securities of any series when:
(a)	either:
(1)
all of the debt securities of that series that have been authenticated and delivered (except lost, stolen or destroyed securities which have been replaced or paid and securities for whose payment money has been held in trust) have been cancelled or delivered to the trustee for cancellation; or

(2)
all of the debt securities of that series not cancelled or delivered to the trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year, or (C) are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited enough money with the trustee to pay all the principal, interest and any premium due to the date of such deposit or the stated maturity date or redemption date of the debt securities, as the case may be;

(b)	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of such series; and
(c)
we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with.

Each indenture contains a provision that permits us to elect either or both of the following:
•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and
•	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants:
(1)	the limitations on sale and lease-back transactions under the senior indenture;
(2)	the limitations on liens under the senior indenture;
(3)	covenants as to payment of taxes and maintenance of properties; and
(4)	the subordination provisions under the subordinated indenture.
To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and any premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related defeasance. In addition, we are required to deliver to the trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.
If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.
Notices
Notices to holders will be given to the addresses of the holders in the security register.
Governing Law
The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York, without regard to conflicts of laws principles.
Regarding the Trustee
The indentures limit the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign. The Bank of New York Mellon Trust Company, N.A. is also our depositary and affiliates of The Bank of New York Mellon Trust Company, N.A. have performed and continue to perform other services for us in the normal course of business.
Senior Debt Securities
The senior debt securities will be unsecured, unless we elect otherwise, and will rank equally with all of our other unsecured and non-subordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and non-subordinated obligations of such guarantors.
Covenants in the Senior Indenture
LIMITATIONS ON LIENS. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the total amount of all secured debt with which the senior debt securities are not at least equally and ratably secured would not exceed the greater of $500 million or 10% of our consolidated net tangible assets.
LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. Subject to the last paragraph of this section, neither we nor any restricted subsidiary will enter into any lease with a term longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:
(1)
we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to “Limitations on Liens” described above; or

(2)
an amount equal to the greater of the following amounts is applied within 180 days of such sale to the retirement of our or any restricted subsidiary’s long-term debt or the purchase or development of comparable property:

•	the net proceeds from the sale; or
•	the attributable debt with respect to the sale and lease-back transaction.
However, either we or our restricted subsidiaries would be able to enter into a sale and lease-back transaction without being required to apply the net proceeds as required by (2) above if the sum of the following amounts would not exceed the greater of $500 million or 10% of our consolidated net tangible assets:
•	the total amount of the sale and lease-back transactions; and
•	the total amount of secured debt.
Subordinated Debt Securities
The subordinated debt securities will be our unsecured, subordinated obligations and any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors. The subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior debt, including any senior debt securities. In the event of our dissolution, winding up, liquidation or reorganization, the holders of senior debt shall be entitled to receive payment in full before holders of subordinated debt securities shall be entitled to receive any payment or distribution on any subordinated debt securities. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will describe the approximate amount of senior indebtedness outstanding as of a recent date.

In the event of insolvency, upon any distribution of our assets:
•
in the event that holders of subordinated debt securities receive a payment before we have paid all senior indebtedness in full, the holders of such subordinated debt securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing our assets to pay all senior debt remaining to the extent necessary to pay all holders of senior debt in full; and

•
our unsecured creditors who are not holders of subordinated debt securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated debt securities.

Definitions Relating to Subordinated Debt Securities
“Senior debt” means the principal, premium, if any, and unpaid interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by us in the future:
•	our indebtedness for borrowed money;
•	our obligations evidenced by bonds, debentures, notes or similar instruments sold by us for cash;
•	our obligations under any interest rate swaps, caps, collars, options, and similar arrangements;
•	our obligations under any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge arrangements;
•	our obligations under any credit swaps, caps, floors, collars and similar arrangements;
•
indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets, except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles;

•	our obligations as lessee under leases required to be capitalized on our balance sheet in conformity with generally accepted accounting principles;
•
all obligations under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

•	our reimbursement obligations in respect of letters of credit relating to indebtedness or our other obligations that qualify as indebtedness or obligations of the kind referred to above; and
•
our obligations under direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

However, senior debt shall not include any indebtedness or obligation that provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities or provides that such indebtedness is subordinate to our other indebtedness and obligations.
The subordinated debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to participate in any distribution of the assets of any of our subsidiaries upon their liquidation, reorganization or insolvency, and the consequent right of holders of senior debt securities to participate in those assets, will be subject to the claims of the creditors of such subsidiary. In addition, any claim we may have as a creditor would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.
Any covenants pertaining to a series of subordinated debt securities will be set forth in a prospectus supplement relating to such series of subordinated debt securities.
Except as described in the prospectus and any applicable prospectus supplement relating to a series of subordinated debt securities, the indentures and the subordinated debt securities do not contain any covenants or other provisions designed to afford holders of subordinated debt securities protection in the event of a recapitalization or highly leveraged transaction involving us.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of senior debt (as determined in accordance with the instrument governing such senior debt) that would be adversely affected thereby.

DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 9,600,000,000 shares of common stock, $0.01 par value per share and 300,000,000 shares of preferred stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part. This section also summarizes relevant provisions of Delaware law.
Common Stock
As of December 7, 2020 there were 1,293,499,810 shares of common stock issued and outstanding.
The holders of common stock as of the applicable record date are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions available to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.
The transfer agent and registrar for the common stock is Equiniti Trust Company.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 300,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of our existing management.
As of December 7, 2020 there were 550,409 shares of Series B Junior Participating Redeemable Preferred Stock issued and outstanding.
Anti-Takeover Effects of Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
(a)	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(b)
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•	by persons who are directors and also officers; and
•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include:
(1)
any merger or consolidation involving (i) the corporation or a direct or indirect majority-owned subsidiary of the corporation and (ii) the interested stockholder or any other corporation, partnership or entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation any of (a), (b) or (c) above is not applicable to the surviving entity;

(2)
any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets or outstanding stock of the corporation or any direct or indirect majority-owned subsidiary of the corporation to or with the interested stockholder;

(3)
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder;

(4)
any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is beneficially owned by the interested stockholder; or

(5)
the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as any person who or which beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated or associated with or controlling or controlled by the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder, and the affiliates and associates of such person.
The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
The securities being offered by this prospectus may be sold by us:
•	through agents;
•	to or through underwriters;
•	through broker-dealers (acting as agent or principal);
•	directly by us to purchasers, through a specific bidding or auction process or otherwise;
•	through a combination of any such methods of sale; and
•	through any other methods described in a prospectus supplement.
The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.
If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.
If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.
We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.
We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.
Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.
Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.
VALIDITY OF THE SECURITIES
Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP will provide opinions regarding the validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.
EXPERTS
The consolidated financial statements of Hewlett Packard Enterprise Company appearing in Hewlett Packard Enterprise Company’s Annual Report (Form 10-K) for the year ended October 31, 2020, and the effectiveness of Hewlett Packard Enterprise Company’s internal control over financial reporting as of October 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://investors.hpe.com, however, that information is not a part of or incorporated into this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):
•	Annual Report on Form 10-K for the fiscal year ended October 31, 2020;
•	Current Report on Form 8-K filed with SEC on November 3, 2020; and
•	Description of our common stock contained in our Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 filed on October 7, 2015, as amended or updated.
Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Hewlett Packard Enterprise Company
11445 Compaq Center West Drive
Houston, Texas 77070
Attn: Investor Relations
(650) 687-5817
You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus, a prospectus supplement, any free writing prospectus that we authorize or any pricing supplement that we authorize. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.
You should assume that the information in this prospectus, a prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$1,700,000,000

$1,300,000,000 5.900% Notes due 2024

$400,000,000 6.102% Notes due 2026
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
J.P. Morgan
HSBC
NatWest Markets
Co-Managers
BNP Paribas
BofA Securities
Citigroup
Wells Fargo Securities
Deutsche Bank Securities
Mizuho Securities
Santander
TD Securities
Barclays
Goldman Sachs & Co. LLC
ING
Loop Capital Markets
SOCIETE GENERALE
US Bancorp
ANZ Securities
Credit Agricole CIB
Siebert Williams Shank
Standard Chartered Bank
March 7, 2023